FORM OF OMNIBUS COMPENATION AMENDMENT

VIA HAND DELIVERY

Dear [Name]:

Trinity Capital Corporation (the “Company”) anticipates entering into a Letter Agreement and Securities Purchase Agreement (collectively, the “Participation Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP, and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)

No Severance Payments. The Company is prohibiting any payment that is prohibited by law as a result of the Company’s participation in the CPP. Such prohibited payments include, but are not limited to, severance, golden parachute or other payments related to the executive’s departure from the Company.

(2)

Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)

Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, the “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2).

In addition, the Company is required to review the Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any of the Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

Re: Compensation Benefit and Plan Changes

March 24, 2009

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.
•	“golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.
•

“EESA” means the Emergency Economic Stabilization Act of 2008, as implemented by guidance or regulation issued by the Department of Treasury and as published in the Federal Register on October 20, 2008, as amended by the American Recovery and Reinvestment Act of 2009, as implemented by guidance or regulation issued by the Department of Treasury and as enacted on February 17, 2009.

•

The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).
•

Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

(5)

Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of New Mexico. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

[In exchange for your agreement to the foregoing provisions, if provision (1) above is applicable to you and, as a result of the application of provision (1), you are prohibited from receiving the full severance payment to which you are otherwise entitled pursuant to your employment agreement, the Company hereby agrees that it shall forfeit its right to enforce any non-competition provisions contained in your employment agreement. Notwithstanding the foregoing, any non-solicitation provisions contained in your employment agreement shall continue to be fully enforceable by the Company to the same extent provided in the employment agreement.]

Re: Compensation Benefit and Plan Changes

March 24, 2009

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

TRINITY CAPITAL CORPORATION

Robert P. Worcester

Chairman of the Board of Directors

Intending to be legally bound, I agree with an

accept the foregoing terms on the date set

forth below

________________________________________

Date: March 24, 2009

cc: Heather Boone, via Hand Delivery